EXHIBIT 10.2

INDEPENDENT DIRECTOR COMPENSATION PLAN

•	COMENCING IN FY06 AND CONTINUING UNTIL REPLACED AND/OR MODIFIED BY THE BOARD.

•	REPLACES ALL PREVIOUS INDEPENDENT DIRECTOR COMPENSATION PLANS AND/OR RESOLUTIONS.

CASH COMPENSATION

•	ANNUAL RETAINER

•	$ 10,800[1]

•	BOARD MEETING FEES

$ 1,500 PER MEETING

•	COMMITTEE FEES

SEE ATTACHMENT B

EQUITY COMPENSATION

•	SAR’S2 (or equivalent) valued @ $15,000

•	STOCK GRANT – 1,000 SHARES

AUDIT COMMITTEE:

Chair compensation - $ 3,000 annually

Meeting compensation - $ 1,500 per meeting

COMPENSATION COMMITTEE:

Chair compensation - $ 1,500 annually

Meeting compensation - $ 1,000 per meeting

NOMINATING AND GOVERNANCE

Chair compensation - $ 1,500 annually

Meeting compensation - $ 1,000 per meeting

[1]	Chairman’s annual retainer is $ 60,000.
[2]	The Compensation committee will recommend to the board each year the exact for of this component. For FY06 it is cash settled SAR’s.